CIGNA  CORPORATION                                                    EXHIBIT 11
COMPUTATION  OF  EARNINGS  PER  SHARE
(Dollars in millions, except per share amounts)

                                                               THREE MONTHS ENDED                       NINE MONTHS ENDED
                                                                   SEPTEMBER 30,                           SEPTEMBER 30,
                                                             1994               1993                 1994               1993
- ---------------------------------------------------------------------------------------------------------------------------------
PRIMARY EARNINGS PER SHARE

NET INCOME (LOSS) AVAILABLE TO
   COMMON SHARES                                      $            123   $            (94)    $            372   $             40
- --------------------------------------------------------=========================================================================

WEIGHTED AVERAGE SHARES:
    Common shares                                           72,241,829         71,973,782           72,211,964         71,909,721
    Common share equivalents applicable
        to stock options                                       112,170             82,235              105,570             85,679
- ---------------------------------------------------------------------------------------------------------------------------------

            Total                                           72,353,999         72,056,017           72,317,534         71,995,400
- --------------------------------------------------------=========================================================================

PRIMARY EARNINGS PER SHARE                            $           1.70   $          (1.31)    $           5.14   $           0.55
- --------------------------------------------------------=========================================================================



FULLY DILUTED EARNINGS PER SHARE

NET INCOME (LOSS) AVAILABLE TO
   COMMON SHARES:
   Net income (loss)                                  $            123   $            (94)    $            372   $             40
    Adjusted for:
        Interest expense (net of tax) on
            convertible debentures                                   3                  *                   10                  *
- ---------------------------------------------------------------------------------------------------------------------------------

Net income (loss) available to common shares          $            126   $            (94)    $            382   $             40
- --------------------------------------------------------=========================================================================

WEIGHTED AVERAGE SHARES:
    Common shares                                           72,241,829         71,973,782           72,211,964         71,909,721
    Common share equivalents applicable
        to stock options                                       112,170            111,967              127,753             96,968
    Assumed conversion of convertible debentures             3,626,102                  *            3,626,102                  *
- ---------------------------------------------------------------------------------------------------------------------------------

    Total                                                   75,980,101         72,085,749           75,965,819         72,006,689
- --------------------------------------------------------=========================================================================

FULLY DILUTED
   EARNINGS PER SHARE                                 $           1.66   $          (1.31)    $           5.03   $           0.55
- --------------------------------------------------------=========================================================================


 * The effect of incremental shares was anti-dilutive. Net income (loss) available to common shares reflects the payment of interest expense on debentures.